Exhibit (h)(58)

TRANSFER AGENCY AGREEMENT SUPPLEMENT

(SAM Sustainable Global Active Fund of The RBB Fund, Inc.)

This supplemental agreement, dated April 1, 2009, by and between THE RBB FUND, INC. (the “Fund”) and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC. (formerly PFPC Inc.), a Massachusetts corporation (“PNC”).

The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and PNC have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the “Transfer Agency Agreement”), pursuant to which PNC has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the portfolios of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this supplemental agreement have the meaning specified in the Transfer Agency Agreement.

The Fund agrees with PNC as follows:

1.	Adoption of Transfer Agency Agreement. The Transfer Agency Agreement is hereby adopted for the SAM Sustainable Global Active Fund (the “Portfolio”).

2.	Compensation. As compensation for the services rendered by PNC during the term of the Transfer Agency Agreement, the Fund will pay to PNC, with respect to the Portfolio, such fees and expenses as shall be agreed to from time to time by the Fund and PNC.

3.	Counterparts. This supplemental agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have entered into this Supplement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.		PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:	/s/ Edward J. Roach	By:	/s/ Lynne M. Cannon
Name:	The RBB Fund, Inc.	Name:	Lynne M. Cannon
Title:	President & Treasurer	Title:	Vice President